UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2014

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On June 18, 2014, Restoration Hardware Holdings, Inc. (the “Company”) issued a press release announcing the pricing of $300 million aggregate principal amount of convertible senior notes due 2019. The full text of the press release is furnished hereto as Exhibit 99.1.

As discussed in the attached press release, in connection with the offering of the notes, the Company entered into convertible note hedge and warrant transactions with several financial institutions (the “hedge counterparties”).

The Company has been advised that, in connection with establishing their initial hedge positions with respect to the convertible note hedge and warrant transactions, the hedge counterparties and/or their affiliates may purchase shares of the Company’s common stock or enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes, including with certain investors in the notes. These hedging activities could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the notes.

In addition, the hedge counterparties and/or their affiliates may modify any hedge positions (and are likely to do so during the conversion period related to any conversion of notes or following any repurchase of notes by the Company on any fundamental repurchase date or otherwise) by entering into or unwinding various derivatives with respect to the Company’s common stock or purchasing or selling common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. These activities could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the notes, which could affect a noteholder’s ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of the notes.

Taken together, the convertible note hedge and warrant transactions are expected, but not guaranteed, to reduce the potential dilution that could occur upon delivery of shares of common stock to satisfy to the Company’s conversion obligation under the notes, with the intent that the Company’s stockholders would not experience dilution until the notes reach a conversion price of approximately $171.98 per share, the strike price of the warrant transactions, which represents a 100% premium over the closing price of the Company’s common stock at the time the Company entered into the warrant transactions. However, these transactions are complex, and there can be no assurance that they will operate as planned. For example, if the price of the Company’s common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrant transactions, the warrant transactions will have a dilutive effect on the Company’s earnings per share to the extent that the price of the Company’s common stock as measured under the warrant transactions exceeds the strike price of the warrant transactions. In addition, the Company in the future may undertake other transactions that could have the effect of causing the convertible note hedge and warrant transactions to operate differently than as originally intended, and other factors outside the Company’s control may also reduce the Company’s ability to realize the anticipated benefits of the transactions.

The information furnished with this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued on June 18, 2014 by Restoration Hardware Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: June 19, 2014	By:	/s/ Karen Boone
Karen Boone
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on June 18, 2014 by Restoration Hardware Holdings, Inc.